Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ABITIBIBOWATER INC.
     AbitibiBowater Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The name of the Corporation is AbitibiBowater Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State under the name of “Alpha-Bravo Holdings Inc.” on January 25, 2007. The Certificate of Incorporation of the Corporation was amended on January 29, 2007 to change the name of the Corporation to “AbitibiBowater Inc.” The Certificate of Incorporation was subsequently further amended by the filing of the Amended and Restated Certificate of Incorporation of the Corporation and a Certificate of Designation with the Secretary of State on October 26, 2007 and effective as of October 29, 2007.
2. The amendments to the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
3. This Second Amended Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of this Corporation, in accordance with the requirements of the DGCL, to read as herein set forth in full:
     FIRST: The name of the corporation is AbitibiBowater Inc.
     SECOND: The address of the Corporation’s registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is One Hundred Sixty Million (160,000,000), consisting of Ten Million (10,000,000) shares of Serial Preferred Stock, $1.00 par value, and One Hundred Fifty Million (150,000,000) shares of Common Stock, $1.00 par value.
     FIFTH: (A) Subject to applicable provisions of law and to the provisions of this Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to and vested in the Corporation’s Board of Directors (the “Board”), to the extent permitted by and upon compliance with the provisions set forth in the law of the State of

Delaware, to issue Serial Preferred Stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as shall be determined and stated prior to the issuance of any shares of any such series in and by a resolution or resolutions of the Board authorizing the issuance of such series, including without limitation:
     (1) The number of shares to constitute such series and the distinctive designation thereof;
     (2) The dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable;
     (3) Whether the shares of such series shall be redeemable, the limitations and restrictions in respect of such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount per share, including the premium, if any, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different in respect of shares redeemed through the operation of any retirement or sinking fund and in respect of shares otherwise redeemed;
     (4) Whether the holders of shares of such series shall be entitled to receive, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, an amount equal to the dividends accumulated and unpaid thereon, whether or not earned or declared, but without interest;
     (5) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether such fund shall be cumulative or non-cumulative, the extent to which and the manner in which, such fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes, and the terms and provisions in respect of the operation thereof;
     (6) Whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
     (7) The voting powers, if any, of the shares of such series in addition to the voting powers provided by law; and
     (8) Any other powers, designations, preferences and rights, and qualifications, limitations or restrictions, not inconsistent with law or the provisions of this Amended and Restated Certificate of Incorporation.

     (B) All shares of any one series of Serial Preferred Stock shall be identical with each other in all respects, except that in respect of any series entitled to cumulative dividends, shares of such series issued at different times may differ as to the dates from which such dividends shall be cumulative.
     SIXTH: The number of directors on the Board shall be not less than nine nor more than fifteen, and the number shall be nine if at any time the By-Laws do not fix the number of directors. The Board shall be and is divided into three classes, Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class III and one of the extra directors shall be a member of Class II, unless otherwise provided for from time to time by resolution of the Board. Elections of directors need not be by written ballot except as and to the extent provided by the By-Laws of the Corporation.
     Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the date hereof; each initial director in Class II shall serve for a term ending on the date of the second annual meeting following the date hereof; and each initial director in Class III shall serve for a term ending on the date of the third annual meeting following the date hereof.
     In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term, or his prior death, retirement or resignation, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution of the Board. Notwithstanding any provisions to the contrary contained herein, each director shall serve until a successor is elected and qualified or until his death, resignation or removal.
     SEVENTH: A director may be removed only for cause, and only by the affirmative vote of the holders of seventy-five percent (75%) of shares entitled to vote at an election of directors. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his term.
     EIGHTH: Any vacancies in the Board occurring for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board, acting by (i) a vote of at least a majority of the remaining directors then in office, though less than a quorum, if no Acquiring Stockholder (as defined herein) has become such in the twelve months immediately preceding the occurrence of such vacancy or the creation of such new directorship, or (ii) a vote of at least seventy-five percent (75%) of the Continuing Directors (as defined herein) then in office, though less than a quorum, if an Acquiring Stockholder has become such in the twelve months immediately preceding the occurrence of such vacancy or the creation of such new directorship. Each director so chosen shall hold office until the next election of directors of the class for which such director shall have been chosen, and until his successor is duly elected and shall qualify, or until his earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.
     NINTH: (A) For the purpose of this Amended and Restated Certificate of Incorporation, the following definitions shall apply:
     (1) “Acquiring Stockholder” shall mean any Person (other than the Corporation or any Subsidiary) who or which is the beneficial owner, directly or indirectly, of more than five percent (5%) of the voting power of the outstanding Voting Stock.
     “Acquiring Stockholder” shall include any and all Affiliates and Associates of an Acquiring Stockholder, and any party with which an Acquiring Stockholder or its Affiliates or Associates have any understanding, agreement, or arrangement, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock, and the shares of Voting Stock beneficially owned by an Acquiring Stockholder shall include any shares beneficially owned by any such Affiliate or Associate and any such party.
     “Acquiring Stockholder” shall also include the predecessors, successors or assigns of any Acquiring Stockholder or its Affiliates or Associates. For the purposes of determining whether a Person is an Acquiring Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed beneficially owned by an Acquiring Stockholder or its Affiliates or Associates but shall not include any other shares which may be issuable to any other Person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     (2) “Affiliate” shall mean any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.
     (3) “Associate” shall mean (i) any corporation or organization (other than the Corporation or any Subsidiary) of which a Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person or who is a director or officer of the Corporation or any of its parents or Subsidiaries.
     (4) A Person shall be a “beneficial owner” of any Voting Stock (i) which such Person beneficially owns, directly or indirectly, or (ii) which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
     (5) The term “Business Combination” shall mean any of the following transactions:
     (a) any merger or consolidation of the Corporation of any Subsidiary with any Acquiring Stockholder irrespective of which entity is the survivor; or
     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), to or with any Acquiring Stockholder of any properties or assets of the Corporation or any Subsidiary, having an aggregate fair market or book value, whichever is greater, equal to twenty-five percent (25%) or more of the total assets reflected on a balance sheet of the Corporation as of a date no earlier than ninety (90) days prior to any such transaction; or
     (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), to or with the Corporation or a Subsidiary, of any properties or assets of an Acquiring Stockholder having an aggregate fair market or book value, whichever is greater, equal to twenty-five percent (25%) or more of the total assets reflected on a balance sheet of the Corporation as of a date no earlier than ninety (90) days prior to any such transaction; or
     (d) the issuance, transfer or delivery by the Corporation or a Subsidiary of stock or other securities of the Corporation or of any Subsidiary (in one transaction or a series of transactions) to or with any Acquiring Stockholder (except any issuance, transfer or delivery made to security holders of the Acquiring Stockholder generally);
     or
     (e) the issuance, transfer or delivery by an Acquiring Stockholder of stock or other securities of such Acquiring Stockholder (in one transaction or a series of transactions) to or with the Corporation or a Subsidiary (except in any issuance, transfer or delivery made to security holders of the Acquiring Stockholder generally); or

     (f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Acquiring Stockholder; or
     (g) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Acquiring Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Acquiring Stockholder; or
     (h) any agreement, arrangement, contract or understanding which provides, in whole or in part, for any of the transactions described in this subsection (5).
     (6) “Continuing Director” means any member of the Board who is not an Affiliate or Associate of the Acquiring Stockholder and was a member of the Board prior to the time that the Acquiring Stockholder became an Acquiring Stockholder, and any other director who is not an Affiliate or Associate of the Acquiring Stockholder and is specifically approved by a vote of at least two-thirds of the Continuing Directors on the Board at the time of such director’s initial election to the Board.
     (7) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     (8) “Person” means any corporation, partnership, association, trust, business entity, estate or individual; two or more Persons who act together for the purpose of acquiring, holding or disposing of securities of this Corporation shall be deemed to be one Person.
     (9) “Subsidiary” means any Person of which a majority of any class of equity security is beneficially owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Acquiring Stockholder, the term “Subsidiary” shall mean only a Person of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
     (10) “Voting Stock” means the then outstanding shares of all classes of capital stock of the Corporation which are entitled to vote for the election of directors of the Corporation.
     (B) In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as provided in Section (C) below, any Business Combination shall require the affirmative vote of the holders of at least seventy-

five percent (75%) of the voting power of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.
     (C) Notwithstanding the foregoing, Section (B) above shall not be applicable if any of the following conditions are satisfied with respect to any particular Business Combination.
     (1) The Business Combination shall have been approved in writing by a majority of the Continuing Directors.
     (2) The Business Combination shall have been approved by a duly adopted resolution of the Board prior to the acquisition by the Acquiring Stockholder of more than 5% of the voting power of the Voting Stock.
     (3) The Business Combination is solely between the Corporation and another Person of which 50% or more of the outstanding stock or other relevant equity interests entitled to vote in an election of directors is owned by the Corporation.
     (D) A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article and on the basis of information known to them:
     (1) Whether the proposed Business Combination is within the scope of this Article; and
     (2) Whether a stockholder is an Acquiring Stockholder.
     Such determination, if made in good faith, shall be binding upon all parties.
     (E) Nothing contained in this Article shall be construed to relieve any Acquiring Stockholder from any fiduciary obligation imposed by law. Nothing herein shall be construed to impose any fiduciary duty, obligation or responsibility on the Board or any member thereof to approve any Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor limit, prohibit or otherwise restrict in any manner the Board or any member thereof with respect to evaluations of or actions and responses taken with respect to such Business Combination, other than as required by applicable law.
     (F) To the maximum extent permissible under Section 262 of the Delaware General Corporation Law, stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any Business Combination involving the Corporation and any Acquiring Stockholder or Affiliate of an Acquiring Stockholder which, pursuant to this Article, requires the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of Voting Stock of the Corporation.

     TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized, subject, however, to other applicable provision in this Certificate of Incorporation, to designate by resolution or resolutions passed by a majority of the whole board, one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board. The foregoing notwithstanding, any delegation to a committee of the power of the Board to take such actions as would require a greater than majority vote or a specified vote of a specified class of the directors in order for the Board itself to adopt such actions must be made by such greater than majority vote or such specified vote of the specified class of directors.
     ELEVENTH:
     (A) In order to induce officers, directors, employees or agents of this Corporation to serve or continue to serve as its officers or directors, or to serve or to continue to serve at the request of this Corporation as director or officer of another corporation, in consideration of such service this Corporation shall indemnify and hold harmless each such person now or hereafter so serving from and against any and all claims and liabilities to which he may be or become subject to reason of his now hereafter being or having heretofore been a director or officer of this Corporation, or by reason of having served as a director or officer of another corporation or enterprise at the request of this Corporation, by reason of his alleged acts or omissions as director or officer as aforesaid, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with defending against any such claims or liabilities, to the full extent permitted in Section 145 of the General Corporation Law of the State of Delaware or any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such officer or director may be entitled, under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     (B) To the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     (C) Any amendment, modification or repeal of this Article ELEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     TWELFTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders.

     THIRTEENTH: (A) New By-Laws of the Corporation may be adopted or the By-Laws of the Corporation may be amended or repealed by a vote of either a majority of the directors of the Corporation or a majority of the voting power of the outstanding stock of the Corporation; provided, however, that any By-Laws concerning the election or removal of directors, the range of the number of directors, the exact number of directors within such range or the method of fixing either such range or the exact number of directors within such range, the classification of the Board, the filling of vacancies on the Board, the requirement that all stockholder action must be taken at an annual or special meeting, the calling of special meetings of the stockholders, or the method of adopting, amending or repealing of By-Laws may not be amended, adopted or repealed, nor shall any other By-Law be amended, adopted or repealed which will have the effect of modifying or permitting the circumvention of such By-Laws, unless such adoption, amendment or repeal is approved by the affirmative vote of seventy-five percent (75%) of the Continuing Directors (where such adoption, amendment or repeal may be effected by the Board) or by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of the outstanding stock of the Corporation. The foregoing notwithstanding, in case of any irreconcilable inconsistency between this Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation, provisions in this Amended and Restated Certificate of Incorporation shall prevail.
     (B) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred to stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FOURTH, FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, the last sentence of Article TENTH, TWELFTH and this Article THIRTEENTH may not be repealed or amended in any respect, nor may any cumulative voting provisions be amended, adopted or repealed which would have the effect of modifying or permitting circumvention of such provisions, unless such repeal, amendment or adoption is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of the outstanding stock of the Corporation.

     IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.
     Dated: July 8, 2008

ABITIBIBOWATER INC.
By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer